Financial Media Contacts:
David Lanzillo, Kodak, +1 585-781-5481, david.lanzillo@kodak.com
Christopher Veronda, Kodak, +1 585-724-2622, christopher.veronda@kodak.com
Investor Relations Contacts:
Ann McCorvey, Kodak, +1 585-724-5096, antoinette.mccorvey@kodak.com
Angela Nash, Kodak, +1 585-724-0982, angela.nash@kodak.com
Kodak Announces Increased Maximum Tender Amount and Extension of the Expiration Date for its All Cash Tender Offer for 7.25% Senior Notes due 2013
ROCHESTER, N.Y., Feb. 24— Eastman Kodak Company (NYSE: EK) announced today that it is increasing the previously announced maximum tender amount from $100,000,000 to $200,000,000 in aggregate principal amount (the “Maximum Tender Amount”) in its tender offer to purchase up to the Maximum Tender Amount of its outstanding 7.25% Senior Notes due 2013 (“2013 Notes”). Kodak also announced the extension of the expiration date of the tender offer from 9:00 a.m., New York City time on Thursday, March 4, 2010 until 11:59 p.m., New York City time, on Tuesday, March 9, 2010 (as may be extended, the “Expiration Date”). The tender offer is being made pursuant to an Offer to Purchase dated February 3, 2010 and related Letter of Transmittal (together, the “Tender Offer”), which set forth a more detailed description of the terms of the Tender Offer. Except for the amendment to increase the Maximum Tender Amount and extend the Expiration Date, the terms of the Tender Offer remain the same and the Offer to Purchase and the related Letter of Transmittal remain in full force and effect.
As of 5:00 p.m., New York City time on Wednesday, February 24, 2010, $218,613,000 aggregate principal amount of 2013 Notes was tendered and not withdrawn in the Tender Offer, substantially all of which were tendered on or prior to the Early Tender Date (defined below). Subject to the terms and conditions in the Offer to Purchase, as amended hereby, holders of 2013 Notes who validly tendered their 2013 Notes in the Tender Offer as of 5:00 p.m., New York City time on Thursday, February11, 2010 (the “Early Tender Date”) will be eligible to receive $950.00 per $1,000 principal amount of 2013 Notes. Withdrawal rights with respect to 2013 Notes validly tendered and not withdrawn expired as of the Early Tender Date. Accordingly, holders may not withdraw any 2013 Notes previously or hereafter tendered, except as contemplated in the Offer to Purchase.

Subject to the terms and conditions in the Offer to Purchase, as amended hereby, holders of 2013 Notes who validly tender their 2013 Notes after the Early Tender Date and at or before the Expiration Date, will be eligible to receive $910.00 per $1,000 principal amount of 2013 Notes, which excludes the early tender premium equal to $40.00 per $1,000 principal amount of 2013 Notes.
Payments for 2013 Notes purchased in the Tender Offer will include accrued and unpaid interest from and including the last interest payment date to, but excluding, the settlement date.
Kodak intends to fund the repurchase of the 2013 Notes from the net proceeds of its private placement of $500 million aggregate principal amount of 9.75% Senior Secured Notes due 2018, and cash on hand, which private placement is expected to close on March 5, 2010. In order to permit such private placement, on February 10, 2010, Kodak entered into an amendment to its Amended and Restated Credit Agreement, as amended, with the lenders party thereto and Citicorp USA, Inc., as agent. As such, the Credit Agreement Amendment Condition as described in the Offer to Purchase has been satisfied.
If 2013 Notes are accepted for purchase in the Tender Offer, the amount of 2013 Notes purchased in the Tender Offer will be prorated based on the aggregate principal amount of 2013 Notes tendered, rounded down to the nearest integral multiple of $1,000, since the aggregate principal amount of 2013 Notes validly tendered and not withdrawn exceeds the Maximum Tender Amount.
Kodak has retained Citi to serve as dealer manager for the Tender Offer. The Bank of New York Mellon has been retained to serve as the depositary and Georgeson, Inc. has been retained to serve as the information agent.
For additional information regarding the terms of the Tender Offer, please contact Citi at (800) 558-3745 (toll free) or (212) 723-6106 (collect). Requests for documents and questions regarding the tender of 2013 Notes may be directed to Georgeson, Inc. at (800) 248-7605 (toll free) or (212) 440-9800 (collect).
Copies of the Offer to Purchase and the Letter of Transmittal may also be obtained at no charge from Georgeson, Inc.
Kodak, its board of directors, the depositary, the information agent, the dealer manager and the trustee with respect to the 2013 Notes are not making any recommendation as to whether holders of the 2013 Notes should tender or refrain from tendering all or any portion of the principal amount of the 2013 Notes.

     This announcement does not constitute an offer to buy or the solicitation of an offer to sell securities. The Tender Offer is being made solely by means of the Offer to Purchase, as amended hereby, and the related Letter of Transmittal. In those jurisdictions where the securities, blue sky or other laws require the Tender Offer to be made by a licensed broker or dealer, the Tender Offer will be deemed to be made on behalf of Kodak by the dealer manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.
Forward-Looking Statements
     This press release contains forward-looking statements, such as references to the acceptance or purchase of 2013 Notes pursuant to the Tender Offer. These statements, including their underlying assumptions, are subject to risks and uncertainties and are not guarantees of future performance. Results may differ due to various factors, such as the possibility that we may not successfully close the private placement of 9.75% Senior Secured Notes due 2018 to finance the Tender Offer, or if other conditions to completion of the Tender Offer described in the Offer to Purchase are not satisfied. For further details of these risks, you should read the Offer to Purchase and Kodak’s filings with the SEC.
     The statements presented in this press release speak only as of the date of the release. Except as otherwise required by applicable law, Kodak does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.